EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-122452, 333-133529) and in the Registration Statements on Form S-8 (Nos. 333-102181, 333-109353, 333-119811, 333-127583, 333-131463, 333-140280, 333-144754, 333-22197, 333-42024, 333-62389) of Acacia Research Corporation of our report dated March 12, 2007, except for the last paragraph in Note 9, and Note 10A, as to which the date is March 10, 2008, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Orange County, California
March 11, 2008